Exhibit 5.1
March 28, 2008
Newell Rubbermaid Inc.
10B Glenlake Parkway
Suite 300
Atlanta, Georgia 30328
Ladies and Gentlemen:
     We have acted as counsel to Newell Rubbermaid Inc., a Delaware corporation (the “Company”), in connection with (i) a registration statement on Form S-3ASR (File No. 333-149887) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 25, 2008 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which became effective upon filing pursuant to Rule 462(e) under the Securities Act, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, senior and subordinated debt securities, consisting of debentures, notes or other evidences of indebtedness in one or more series. We have also acted as counsel to the Company in connection with (i) the issuance and sale of the Company’s 5.50% Notes Due April 15, 2013 in the aggregate principal amount of $500,000,000 (the “Five Year Notes”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of March 25, 2008 among the Company and the underwriters named therein (the “Underwriting Agreement”) and (ii) the issuance and sale of the Company’s 6.25% Notes due 2018 in the aggregate principal amount of $250,000,000 (the “Ten Year Notes”, and, together with the Five Year Notes, the “Notes”) in an underwritten public offering pursuant to the Underwriting Agreement.
     The Notes are to be issued under an indenture, dated as of November 1, 1995, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association)), as trustee, as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 3, 1996 (the “Indenture”).
     This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.
     In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party and (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company.
     We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.
     Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Notes, when issued, authenticated and delivered in accordance with the provisions of the Underwriting Agreement, the Indenture and the Officers’ Certificate and Company Order required under Sections 301 and 303 of the Indenture, against payment of the agreed-upon consideration therefor, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     The opinions set forth above are subject to the following qualifications:
     A. The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Notes are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).
     B. The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

     The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed March 28, 2008 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated March 25, 2008 with respect to the Notes and the prospectus dated March 25, 2008 contained in the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ David McCarthy

David McCarthy